  Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

CAMAC Petroleum Limited

CAMAC Energy Limited.

CAMAC Energy Kenya Limited

CAMAC Energy Gambia A5 Limited

CAMAC Energy Gambia A2 Limited.

CAMAC Sierra Leone Limited

CAMAC Energy International Limited

CAMAC Energy Ghana Limited

CAMAC Energy Finance Limited